HUBCO, INC.
                              1000 MacArthur Blvd.
                                Mahwah, NJ 07430
                                 (NASDAQ: HUBC)



AT THE COMPANY:                         AT THE FINANCIAL RELATIONS BOARD, INC.
Kenneth T. Neilson, Chairman            Kerry Thalheim/Regina Lenihan
Pres. & CEO - (201) 236-2631            675 Third Avenue
Joseph F. Hurley, Executive             New York, NY  10017
Vice President and CEO                  (212) 661-8030
(201) 236-6141

FOR IMMEDIATE RELEASE
January 15, 1998


                  HUBCO's 1997 Earnings Per Share Increase 30%
                  --------------------------------------------

     Mahwah, NJ, January 15, 1998 -- HUBCO, Inc. (NASDAQ;HUBC) today reported record earnings for both the fourth quarter and full year 1997. Net income totaled $49.3 million compared to $21.5 million for 1996 as reported and $39.3 million in 1996 excluding special one-time charges. Diluted earnings per share was $2.10 for the full year compared to $0.88 for 1996 as reported and represented a 30% increase from 1996 excluding special one-time charges. Basic earnings per share was $2.20 for 1997 compared to $0.91 as reported for 1996 and $1.71 excluding special charges.

     Fourth quarter 1997 net income totaled $12.9 million compared to $3.5 million for 1996 as reported and $11.1 million in 1996 excluding special one-time charges. Diluted earnings per share was $0.57 for the fourth quarter compared to $0.14 for 1996 as reported and $0.46 excluding special charges. Basic earnings per share was $0.59 for the fourth quarter compared to $0.14 as reported in 1996 and $0.49 excluding special charges.

     Effective December 15, 1997, The Financial Accounting Standards Board promulgated new standards regarding the computation of earnings per share. Under the previously reported earnings per share methodology, HUBCO's 1997 earnings per share was $2.13 compared with $0.90 for the full year 1996 and $1.69 excluding special charges. Fourth quarter 1997 earnings per share was $0.58 compared with $0.15 for 1996 and $0.48 excluding special charges.

     HUBCO's Return on Average Assets was 1.79% for the fourth quarter and 1.66% for the full year 1997. HUBCO's Return on Average Equity was 27.4% for the fourth quarter and 24.4% for the full year 1997. Net interest income was $140 million for the full year 1997, a 7% increase over the $131 million reported in 1996. HUBCO's net interest margin was 5.20% for 1997 compared to 5.05% for 1996.

     Non-interest income, excluding security gains, totaled $9.1 million for the fourth quarter of 1997 and $32.6 million for the full year. These amounts represent increases of 8% for the fourth quarter and 11% for the full year. The growth arose primarily from the Shoppers Charge Program.

     For the full year 1997, noninterest expense totaled $93.6 million, approximating 1996 levels excluding one time charges ($116.2 million including special charges). Noninterest expense was $23.4 million in the fourth quarter 1997 or 4% below 1996 excluding special charges. The Company's continued focus on expense control resulted in a 50.9% efficiency ratio for the fourth quarter and 50.4% for full year 1997. This compares with 55.3% for the fourth quarter 1996 and 56.0% for the full year 1996 excluding special one time charges.

     Total non-performing assets of $37.5 million (1.23% of assets) were about equal to a year ago and up slightly from last quarter. The Allowance for Possible Loan Losses totaled $37.2 million providing 115% coverage of non-accrual loans and 109% coverage of non-performing loans. The Allowance represented 2.1% of total loans outstanding.

     HUBCO's total assets at December 31, 1997 were $3.05 billion. Loans totaled $1.8 billion and deposits were $2.3 billion. Capital at year end was $186 million. At December 31, 1997 HUBCO's Tier I Risk Based Capital Ratio was 10.27%, the Total Risk Based Capital Ratio was 16.62%, and the Leverage Capital Ratio was 7.10%. These ratios all exceed the regulatory requirements of 6%, 10% and 5% respectively to be considered a well capitalized institution.

     HUBCO, Inc. is the bank holding company for Hudson United Bank which operates 57 branches in Northern New Jersey and Lafayette American Bank which operates 31 branches in Connecticut. Two pending acquisitions of New York based banks, which are expected to close in early 1998, will add 32 branches to a new subsidiary under the name Bank of the Hudson. After closing all pending acquisitions, HUBCO, Inc. will have assets in excess of $4.5 billion and will be the fourth largest financial institution headquartered in New Jersey.

*Effective today, HUBCO, Inc. common stock is included in the S&P Small Cap 600 index.



                                  HUBCO, INC.
                              Financial Highlights
                     (in thousands, except per share data)


                                                          Three Months Ended
                                                              December 31

                                                 1997             1996*         1996
                                                 ----             -----         ----
Net Interest Income                         $  33,767      $    33,912     $   33,912
Provision for Possible Loan Losses              2,300            1,620          5,620
Net Income                                     12,896           11,119          3,460
Basic Earnings Per Share                          .59              .49            .14
Diluted Earnings Per Share                        .57              .46            .14
Weighted Average
Common Shares Outstanding                      22,007           22,331         22,331


                                                          Twelve Months Ended
                                                              December 31

                                                 1997             1996*           1996
                                                 ----             -----           ----

Net Interest Income                         $ 140,244     $    131,354    $   131,354
Provision for Possible Loan Losses              7,327            8,295         12,295
Net Income                                     49,314           39,266         21,497
Basic Earnings Per Share                         2.20             1.71            .91
Diluted Earnings Per Share                       2.10             1.62            .88
Weighted Average
Common Shares Outstanding                      22,157           22,508         22,508


                                                  At December 31

                                                1997            1996
                                                ----            ----

Total Assets                             $  3,046,505      $ 3,115,687
Total Loans                                 1,773,806        1,884,355
Total Deposits                              2,314,399        2,592,092
Stockholders' Equity                          186,140          206,333




*Excluding merger related, restructuring and SAIF recapitalization charges.


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